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Exhibit 10.13

PROMISSORY NOTE

Borrower:	Third Wave Acquisition Corp. 591 West Putnam Avenue Greenwich, Connecticut 06830
Lender:	Arrow Third Wave LLC
Principal Amount:	$50,000.00

        1.     FOR VALUE RECEIVED, Third Wave Acquisition Corp. promises to pay to Arrow Third Wave LLC, at such address as may be provided in writing to Third Wave Acquisition Corp., the principal sum of fifty thousand dollars ($50,000.00) in lawful money of the United States of America or such lesser amount, as the case may be, equal to the funds advanced by Arrow Third Wave LLC to or on behalf of Third Wave Acquisition Corp., with interest payable on the unpaid principal at the rate of four and one-quarter percent (4.25%) per annum, calculated half-yearly not in advance. Documentation to substantiate all amounts advanced to or on behalf of Third Wave Acquisition Corp. pursuant to this Note shall be attached hereto as such funds are so advanced.

        2.     This Note will be repaid in full on the earlier of June 30, 2008 and the date on which Borrower consummates an initial public offering of its securities.

        3.     At any time, Third Wave Acquisition Corp. may pay the outstanding balance then owing under this Note to Arrow Third Wave LLC without premium or penalty.

        4.     This Note will be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

        5.     If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

        6.     All costs, expenses and expenditures including, and without limitation, the reasonable legal costs incurred by Arrow Third Wave LLC in enforcing this Note as a result of any default by Third Wave Acquisition Corp., will be added to the principal then outstanding and will immediately be paid by Third Wave Acquisition Corp.

        7.     Arrow Third Wave LLC may not assign this Note or any interest in this Note.

        8.     This Note will inure to the benefit of and be binding upon the respective heirs, executors, administrators and successors of Third Wave Acquisition Corp. and Arrow Third Wave LLC. Third Wave Acquisition Corp. waives presentment for payment, notice of non-payment, protest and notice of protest.

        IN WITNESS WHEREOF, Third Wave Acquisition Corp., intending to be legally bound hereby, has caused this Promissory Note to be duly executed by the authorized officer named below this 13th day of November, 2007.

THIRD WAVE ACQUISITION CORP.
By:	/s/ MATTHEW EBY Name: Matthew Eby Title: Chief Financial Officer

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  Exhibit 10.13
PROMISSORY NOTE